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                                                                       EXHIBIT 1
                                                                       ---------


FOR IMMEDIATE RELEASE

Contact:       Centennial Cellular Corp.
               Scott N. Schneider
               Chief Financial Officer
               (203) 972-2000

 Centennial Cellular Corp. Extends Expiration Date in its Tender Offers for its
     8-7/8% Senior Notes due 2001 and its 10-1/8% Senior Notes due 2005 and
       Obtains Approval from the Federal Communications Commission of the
        Transfer of Control of Material Licenses from the Company to CCW
                                Acquisition Corp.


               New Canaan, CT, Oct. 12, 1998. Centennial Cellular Corp. (the "Company") (Nasdaq: CYCL-news), a leading independent cellular provider, announced today that, in connection with its tender offers and consent solicitations for its outstanding 8-7/8% Senior Notes due 2001 and 10-1/8% Senior Notes due 2005, it has extended the tender offer expiration date. The terms of the tender offers remain the same.

               The Company is extending the tender offer expiration date to 5:00 p.m. New York City time on November 13, 1998. The original tender offer expiration date was 5:00 p.m. New York City time on October 14, 1998.

               The Company also announced today that, on October 9, 1998, the Federal Communications Commission (the "FCC") approved the last of the applications requesting the FCC's consent to the transfer of control of the Company's cellular, PCS, paging and microwave licenses from the Company to CCW Acquisition Corp., a Delaware corporation organized at the direction of Welsh, Carson, Anderson & Stowe VIII, L.P. ("WCAS") that are material to the proposed merger (the "Merger") of the Company with WCAS.

               The Merger is subject to certain conditions, including the expiration of the period to appeal such FCC approvals and the funding of financing arrangements. There can be no assurances that such appeals will not be filed or the financing will be obtained. It is expected that the tender offers would be extended from time to time, if necessary, if at the time of the scheduled expiration the conditions to the Merger Agreement have not been satisfied.

               As of the close of business on October 8, 1998, approximately $248.1 million in aggregate principal amount of the 8-7/8% Senior Notes and approximately $99.7 million of the 10-1/8% Senior Notes had been tendered and consents had been delivered, representing approximately 99.2% and 99.7%, respectively, of the $250.0 million aggregate principal amount 8-7/8% Senior Notes


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and of the $100.0 million aggregate principal amount 10-1/8% Senior Notes outstanding.

               Information regarding the pricing, tender and delivery procedures and conditions of the tender offers and consent solicitations are contained in the Offer to Purchase and Consent Solicitation dated September 8, 1998 and related documents. Documents can be obtained by contacting Beacon Hill Partners, Inc. at 800-755-5001 or 212-843-8500.

               The tender offers and consent solicitations are being managed by Merrill Lynch & Co. Any questions relating to the tender offers and consent solicitations may be directed to Merrill Lynch at 888-ML4-TNDR or 212-449-4914.

               This news release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offers and consent solicitations are made only by the Offer to Purchase and Consent Solicitation dated September 8, 1998.


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